Filed pursuant to Rule 433(d)

Registration Nos. 333-208068 and

333-208068-04

FINAL TERM SHEET, dated July 11, 2017

$857,230,000

John Deere Owner Trust 2017-B

Issuing Entity

$200,000,000	Class A-1	1.35000% Asset Backed Notes
$230,000,000	Class A-2A	1.59% Asset Backed Notes
$ 90,000,000	Class A-2B	Floating Rate Asset Backed Notes
$250,000,000	Class A-3	1.82% Asset Backed Notes
$ 87,230,000	Class A-4	2.11% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2A Notes(1)	Class A-2B Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$200,000,000	$230,000,000	$90,000,000	$250,000,000	$87,230,000
Per Annum Interest Rate	1.35000%	1.59%	One-Month LIBOR + 0.11%	1.82%	2.11%
Final Scheduled Payment Date	July 16, 2018	April 15, 2020	April 15, 2020	October 15, 2021	July 15, 2024
Initial Public Offering Price	100.00000%	99.99131%	100.00000%	99.99268%	99.99741%
Ratings (Moody’s/Fitch)	P-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf
Payment Date	Monthly, beginning September 15, 2017 (subject to the business day convention)	Monthly, beginning September 15, 2017 (subject to the business day convention)	Monthly, beginning September 15, 2017 (subject to the business day convention)	Monthly, beginning September 15, 2017 (subject to the business day convention)	Monthly, beginning September 15, 2017 (subject to the business day convention)
Weighted Average Life(2)	0.33	1.12	1.12	2.38	3.46
CUSIP	47788B AA2	47788B AB0	47788B AC8	47788B AD6	47788B AE4

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.
(2)	Pricing speed: 14% CPR (with a 10% clean-up call).

Trade Date: July 11, 2017

Expected Settlement Date: July 18, 2017

Initial Note Value: $879,210,529 (discount rate: 4.75%)

Initial Overcollateralization Amount: $21,980,529

Initial Reserve Account Deposit: $8,792,105

Specified Reserve Account Balance: $8,792,105

MUFG	Barclays	Citigroup

Credit Agricole Securities	TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-649-6848.

This free writing prospectus does not contain all information that is required to be included in the prospectus.